Exhibit 99.2

Management Commentary

Third Quarter 2015 Results

The RetailMeNot, Inc. (“RetailMeNot”) earnings call will begin on November 3, 2015 at 7:00am central time (8:00am eastern time) and will include prepared commentary followed by a Q&A session. This “Management Commentary” is being posted to provide investors and analysts with additional detail in advance of the quarterly earnings call and will not be read on the call. This will be the final quarter RetailMeNot, Inc. will issue this “Management Commentary”. We intend to continue to provide certain information typically included in this document through our other disclosure channels.

To access the live broadcast of the brief remarks and Q&A session, please visit the Investor Relations section of RetailMeNot’s website http://investor.retailmenot.com. A complete reconciliation between GAAP and non-GAAP financial measures can be found in our earnings release under the “Events & Presentations” page at http://investor.retailmenot.com/event.

Also, please note that comments on rates of growth or decline below refer to year-over-year changes unless otherwise indicated.

Strategy and Market Outlook

RetailMeNot operates the world’s largest marketplace for digital offers. We are a leading innovator in connecting retailers with the right shoppers anytime, anywhere to increase consumer engagement and drive sales. Our mission is to combine the power of technology and community to deliver savings to the world.

We provide consumers in our markets with hundreds of thousands of discounts and deals from retailers and brands and we offer our retailers an “always on,” scalable platform that enables them to connect with shoppers across channels and devices.

•	Combined, our marketplace has over 600,000 digital offers from over 70,000 retailers and brands, including offers from approximately 90 of the Top 100 Internet Retailers as ranked by Internet Retailer Magazine.

•	The sources of content across our marketplace continue to make the RetailMeNot experience unique. Today, approximately 65% of our offers are user-generated content, retailer exclusives to RetailMeNot or offers sourced by our staff.

At the end of the third fiscal quarter of 2015, or Q3, with nearly 730 million visits from consumers over the trailing 12 month period, we have a wealth of information and data on the types of offers that resonate with consumers across multiple categories. This information results in insights and best practices we are able to pass along to our paid retailers, defined as retailers with which we have a contract. We believe delivering innovation and marketing insights has helped our paid retailers drive new customer acquisition and sales growth.

Third Quarter Financial Highlights

•	Total net revenues were $52.4 million, a decline of 7%.

•	In-store and advertising net revenues were $11.8 million, up 91%.

•	Mobile online transaction net revenues were $4.9 million, up 55%.

•	Desktop online transaction net revenues were $35.8 million, down 24%.

•	Third quarter international net revenues were $11.4 million, down 14% year-over-year, and represented 22% of total net revenues. Adjusting for the unfavorable foreign exchange impact, international net revenues were down 2.4% year-over-year.

•	GAAP net income was $0.3 million; non-GAAP net income was $6.3 million.

•	EPS was $0.01 per share and non-GAAP EPS was $0.12 per share, based on 53.7 million fully-diluted, weighted-average shares outstanding.

•	Adjusted EBITDA was $11.8 million and represented 23% of total net revenues.

Third Quarter Consumer Engagement Overview

Large, high-purchase intent audience delivered via our integrated channels.

•	Total visits in the quarter were 159.7 million, down 1%. Overall, traffic growth was slower than expected due to continued weakness in desktop online visits.

•	Desktop visits in the quarter were 92.5 million, a decline of 19%. The decline in desktop online visits (which includes tablet) was driven by secular trends towards an increasing user preference for mobile interactions.

•	Mobile web visits in the quarter were 67.2 million, up 41% and represented 42% of total visits in the quarter.

•	Mobile unique visitors in the quarter totaled 18.6 million, up 28%.

•	As of September 30, 2015, worldwide subscribers to our emails increased to 42.1 million, up 63%.

Differentiated content and improving consumer experience remain paramount.

We believe expanding our content types allows us to differentiate ourselves, increasing our utility and improving the experience for users, while also delivering valuable insights to retailers and brands. Digital rebates and discounted digital gift cards are two such examples:

•	Digital Rebates: With digital rebates, our users are offered another way to save on-the-go (and via desktop) from retailers and brands who might not traditionally “coupon”. When compared to mail-in paper rebates of the past, the process to redeem digital rebates offered on our platforms is easy. Our consumer simply takes a photo of her receipt and uploads it on her mobile phone, or submits it via email on her desktop or tablet. There is no traditional mailing or scanning involved. Consumers typically receive their rebate within five days of upload or email. For our partners, rebates help “close the loop” and drive attributable in-store sales, loyalty, and perhaps most importantly for brands, consumer data on basket size, purchase affinity, and location data.

•	Discounted Digital Gift Cards: Discounted digital gift cards are another form of differentiated content we are utilizing to drive consumer engagement. Within the quarter, a handful of retailers – spanning the ecommerce, food and dining and specialty store verticals, started selling digital gift cards through us. Digital gift cards are still a nascent offering, and we continue to invest both in fraud prevention and in design and user experience to drive consumers back to us.

While neither digital rebates nor discounted digital gift cards is a meaningful contributor to revenue at this stage, we believe the benefits are numerous: proven in-store attribution, an enhanced consumer experience and an entrance into larger budgets (including brands). Ultimately, digital rebates and digital gift cards represent large addressable markets which closely align with our core value proposition of being the leading digital marketplace for savings minded consumers. We will continue to focus on providing unique and new content to create more money-saving opportunities while enriching the consumer experience.

We have also been expanding our offers as a result of our increased focus on food and dining partnerships. For example, in the quarter, we completed a nine month study for a national casual dining chain. The restaurant chain, with over 650 locations, was looking for innovative ways to drive incremental visits and introduce its menu promotions to new diners. With a small marketing team the restaurant chain had only been marketing through traditional print channels, and it sought a digital partner that offered both a large, active community with an effective way to engage that community. Over the course of the study we ran a variety of promotional offers on our in-store platform. The top performing offers ran as “always-on” content and were promoted across multiple RetailMeNot channels, including location aware notifications on the RetailMeNot mobile app, push notifications and via email. Over a 9 month period concluding in Q3, RetailMeNot drove over 600,000 restaurant visits totaling over $26.5 million in sales and generated exposure to over 9.7 million diners who viewed the offers. Over time, RetailMeNot’s detailed reporting will allow the restaurant chain and RetailMeNot to refine offers and channels to maximize our partner’s return on investment.

Commitment to retailer satisfaction is driving results.

•	Our Retailer & Brand Solutions team concentrates on our largest paid retailers and brands, which represent the majority of our total net revenues. We have grown this function into a specialized sales team – organized by vertical expertise and account size. We are excited by the talent that has joined the Retailer & Brand Solutions Team in 2015 and believe the team’s structure will allow us to develop more strategic relationships with our paid retailers and brands and give us access to new marketing budgets outside of the traditional affiliate budget.

•	While the substantial majority of our net revenues are based on commissions for driving online sales, our services and monetization approaches vary based on a retailer’s or brand’s objectives. Our solutions include ad placements in our desktop and mobile channels, in-store promotions, email and seasonal campaigns and push notifications. We offer different ways for the retailers to pay us for these products, including cost-per-action, cost-per-click and flat fees. The flexibility we are able to offer our paid retailers in constructing our relationship and solutions has been a strong selling point and is viewed as a key competitive differentiator for retailers.

•	We are seeing significant growth in in-store per account and advertising revenue with our existing in-store retailer and brand relationships. We remain pleased with the level and quality of meetings our sales teams are having with our retail and brand partners. We believe that the investments made late in 2014 and the beginning of 2015 are paying off. The team continues to focus on expanding getting new accounts and expanding new accounts of significance from a testing phase to a broader commitment to digital, including our in-store product.

•	The number of managed in-store accounts grew by 16% year-over-year, while average revenue per in-store account grew by 57% over the same period.

Increased engagement through our in-store platform and mobile apps.

•	In-store and advertising net revenues experienced strong growth in the third quarter. In total, net revenues from in-store plus advertising were $11.8 million, representing growth of 91% versus a year ago.

•	We continue to work closely with our partners so they can better understand their return on investment for in-store marketing campaigns and are happy to share some recent results.

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In the third quarter, we published a study with Vitamin World® as it sought a way to increase brand awareness and share of voice in the vitamin and supplement retailer space. Since it began working with RetailMeNot in January 2014, Vitamin World has seen significant year-over-year growth for its omnichannel and in-store programs. In the first half of 2015, Vitamin World partnered with RetailMeNot to test an always-on content strategy, aimed to keep offers consistently available to shoppers. To keep the content fresh we ran 4 to5 different Vitamin World offers a month. Over the testing period, our advertising placements drove brand awareness and sales across various channels, including the mobile app, email and desktop and mobile website homepages. With this strategy in place, year over year sales for the RetailMeNot in-store program increased by 21 times, albeit on a small revenue base (when comparing the 6 months ended June 30 2015 versus the same period in 2014). With the success of this omnichannel and in-store testing, Vitamin World is continuing its always-on content strategy in the second half of 2015.

•	Also, in the quarter we published another case study, this time with Modell’s Sporting Goods.® Given the eCommerce success it has seen with RetailMeNot’s desktop website, Modell’s agreed to test the impact of omnichannel offers to establish whether RetailMeNot could drive retail performance at scale on other channels. During the test period, RetailMeNot hosted a unique offer on Modell’s’ store page across RetailMeNot’s desktop and mobile websites and mobile app, supplemented by location aware notifications, app homepage placements and email campaigns. The test proved successful. Modell’s experienced a 40% lift in online sales as well as a 25% increase in in-store conversion during the campaign. In addition, 66% of the offer views on the RetailMeNot mobile app occurred outside a geo-fence for the store, indicating shoppers were using our app and then planning their shopping journey. As a result of the success of that campaign and subsequent tests, Modell’s committed to an annual package featuring omnichannel offers.

Third Quarter Financial Review

Gross margins were strong at 91%, and cost of net revenues was approximately 9%. Cost of net revenues consists of direct and indirect costs incurred to generate net revenues. These are primarily costs related to technology services for content delivery and the employee costs for managing content operations and production engineering.

Operating Expenses

During our third quarter, we continued to invest in key long-term growth initiatives such as consumer acquisition and product innovation and development, while delivering adjusted EBITDA of $11.8 million, and adjusted EBITDA margins of 23%.

Product development expense for the quarter was $13.0 million, or 25% of net revenues, compared to $12.3 million, or 22% last year. Product development expense consists primarily of personnel, stock-based compensation and other related costs attributed to product management and software engineering teams and third-party contractors.

Sales and marketing expense for the quarter was $21.9 million, or 42% of net revenues, compared to $19.2 million, or 34% last year. Sales and marketing expense consists primarily of personnel and stock-based compensation costs across our Retailer & Brand Solutions, marketing, SEO and business intelligence employees, as well as online and other advertising and media expenditures, paid search and other marketing expenses. The increase in sales and marketing expense primarily reflects an increase in sales headcount as well as various marketing expenses.

General and administrative expense for the quarter was $9.6 million, or 18% of net revenues, compared to $10.9 million, or 19% of net revenues last year. General and administrative expense consists primarily of the personnel, stock-based compensation and related costs of our general corporate functions, which will vary from quarter to quarter. The decrease in general and administrative primarily reflects a decrease in our provision for doubtful accounts reserve.

Our total global employee base exiting the quarter was 534.

Other Expenses

Depreciation and amortization expense for the quarter was $4.6 million, compared to $3.9 million, and stock-based compensation expense was $6.7 million, compared to $6.3 million in the prior year.

Income (Loss) from Operations

The loss from operations for the quarter was approximately $230 thousand, compared to income from operations of $5.8 million last year.

Provision for Income Taxes

For the third quarter of 2015, we recorded an income tax benefit of $1.0 million on a pre-tax loss of $0.7 million, compared to a provision for income taxes of $2.2 million on pre-tax income of $4.7 million in the prior year.

Liquidity and Capital Resources

Cash flow from operations during the quarter was $7.6 million and we ended the third quarter with $270.7 million of cash and equivalents.

Capital expenditures for the quarter were $2.4 million.

Share Repurchase Program

During the third quarter, we purchased approximately 1.2 million shares at an average price of $9.13 for a total of approximately $11.6 million.

(Our updated outlook and financial guidance is provided in our earnings release and will be discussed on the earnings call)

Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this document includes references to Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP net income (loss) per share, all of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the tables provided in RetailMeNot’s earnings release dated November 3, 2015.

RetailMeNot defines adjusted EBITDA as net income (loss) plus depreciation, amortization of intangible assets, stock-based compensation expense, third-party acquisition-related costs, other non-cash operating expenses (including compensation arrangements entered into in connection with acquisitions), net interest expense, other non-operating income or expense (including net foreign exchange gains and losses) and income taxes.

RetailMeNot discloses adjusted EBITDA because it is a key measure used by RetailMeNot and its board of directors to understand and evaluate RetailMeNot’s financial and operating performance, establish budgets and operational goals and as an element in determining executive compensation. RetailMeNot believes adjusted EBITDA also facilitates period-to-period comparisons of operations that could otherwise be masked by the effect of the expenses that RetailMeNot excludes in this non-GAAP financial measure and facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Our presentation of non-GAAP net income (loss) and non-GAAP net income (loss) per share excludes the impact of amortization of purchased intangible assets, stock-based compensation expense, third party acquisition-related costs, other non-cash operating expenses (including compensation arrangements entered into in connection with acquisitions) and income taxes, net of the tax effect of the adjustments above. These measures are not key metrics used by RetailMeNot or its board of directors to measure financial or operating performance or otherwise manage the business. However, RetailMeNot provides non-GAAP net income (loss) and non-GAAP net income (loss) per share as supplemental information for investors, as they facilitate period-to-period comparisons of operations that could otherwise be masked by the effect of the expenses that RetailMeNot excludes in these non-GAAP financial measures and facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP net income (loss) per share have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of RetailMeNot’s results as reported under GAAP. Because of these limitations, you should consider Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP net income (loss) per share alongside other financial performance measures, including various cash flow metrics, net income (loss) and RetailMeNot’s other GAAP results.

Forward-looking Statements

This document contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included herein regarding RetailMeNot’s strategy, future operations, future financial position, future net revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions (or the negative of these terms) are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about management’s estimates regarding future net revenues, adjusted EBITDA and other financial performance, visits, mobile unique visitors, e-mail subscribers, other consumer engagement metrics, new product and content offerings and other statements about management’s beliefs, intentions or goals. RetailMeNot may not actually achieve the expectations disclosed in the forward-looking statements, and you should not place undue reliance on RetailMeNot’s forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to, (1) RetailMeNot’s ability to attract visitors to its websites from search engines; (2) RetailMeNot’s ability to monetize digital offers available through its mobile solutions; (3) RetailMeNot’s ability to attract and retain paid retailers and maintain its relationships with performance marketing networks; (4) risks related to RetailMeNot’s ability to manage the growth and complexity of its business, including accurately planning and forecasting its financial results; (5) RetailMeNot’s ability to obtain and maintain digital offer content and maintain the positive perception of its brand; (6) the competitive environment for RetailMeNot’s business; (7) changes in consumer sentiment regarding RetailMeNot’s use of cookies;

(8) RetailMeNot’s need to manage regulatory, tax and litigation risks, including regulations imposing sales tax on e-commerce or m-commerce and ongoing litigation; (9) RetailMeNot’s ability to use and protect consumer data and to protect its intellectual property; (10) RetailMeNot’s ability to manage international business uncertainties; (11) the impact and integration of future acquisitions; and (12) other risks and potential factors that could affect RetailMeNot’s business and financial results identified in RetailMeNot’s filings with the Securities and Exchange Commission (the “SEC”), including its quarterly report on Form 10-Q filed with the SEC on August 7, 2015. Additional information will also be set forth in RetailMeNot’s future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that RetailMeNot makes with the SEC. This document is issued on November 3, 2015. RetailMeNot does not intend or undertake any duty to release publicly any updates or revisions to any forward-looking statements contained herein.

About RetailMeNot, Inc.

RetailMeNot, Inc. (http://www.retailmenot.com/corp/) operates the world’s largest marketplace for digital offers. The company enables consumers across the globe to find hundreds of thousands of digital offers for their favorite retailers and brands. During the 12 months ended September 30, 2015, RetailMeNot, Inc. experienced nearly 730 million visits to its websites, and during the three months ended September 30, 2015, RetailMeNot, Inc. averaged 18.6 million mobile unique visitors per month. In 2014, RetailMeNot, Inc. estimates $4.4 billion in paid retailer sales were attributable to consumer traffic from digital offers in its marketplace. The RetailMeNot, Inc. portfolio includes RetailMeNot.com, the largest digital offer marketplace in the United States; RetailMeNot.ca in Canada; VoucherCodes.co.uk, the largest digital offers marketplace in the United Kingdom; deals.com in Germany; Actiepagina.nl, a leading digital offers site in the Netherlands; ma-reduc.com, a leading digital offer site in France; Poulpeo.com, a leading digital offers site with cash back in France; and Deals2Buy.com, a digital offers site in North America. RetailMeNot, Inc. is listed on the NASDAQ stock exchange under the ticker symbol “SALE.” Investors interested in learning more about the company can visit http://investor.retailmenot.com.